SUBSIDIARIES OF THE COMPANY

         Company                               State of Incorporation

  1105 Peters Road, Inc.                              Louisiana
  1209 Peters Road, Inc.                              Louisiana
  Ace Rental Tools, Inc.                              Louisiana
  Connection Technology, Ltd.                         Louisiana
  Dimensional Oil Field Services, Inc.                Louisiana
  F. & F. Wireline Service, Inc.                      Louisiana
  Fastorq, Inc.                                       Louisiana
  Nautilus Pipe & Tool Rental, Inc.                   Louisiana
  Oil Stop, Inc.                                      Louisiana
  Stabil Drill Specialties, Inc.                      Louisiana
  Sub-Surface Tools, Inc.                             Louisiana
  Superior Well Service, Inc.                         Louisiana
  Tong Rentals and Supply Company, Inc.               Louisiana